Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hydro-Québec

We consent to the incorporation by reference in Hydro-Québec’s Registration Statements Nos. 333-112298 and 333-178704 of our report dated February 17, 2012, relating to the consolidated balance sheets of Hydro-Québec as at December 31, 2011 and 2010, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for the years then ended, which report appears in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2011.

/s/ KPMG LLP	/s/ Ernst & Young LLP	/s/ Michel Samson, CA auditor
KPMG LLP Chartered Accountants	Ernst & Young LLP Chartered Accountants	Michel Samson, CA auditor Acting Auditor General of Québec

Montréal, Québec

April 26, 2012